Exhibit 4.16

Version for signature

Amendment Document Number 15 to the Credit Agreement of March 14, 2013

Made and entered into in Tel Aviv on the 30th day of June 2022

By and between:	The entities enumerated in Appendix 1 of the Credit Agreement
in their function as lenders (the “Lenders”)	of the first part

And:	Bank Hapoalim Ltd.
in its function as Credit Manager
and in its function as Security Trustee
(“Bank Hapoalim”)	of the second part

And:	Ceragon Networks Ltd.
Company no. 51-235244-4
of 24 Raoul Wallenberg Street, Tel Aviv, 6971920
(the “Borrower”)	of the third part

(each of the Lenders, the Credit Manager, the Security Trustee and the Borrower are hereinafter, the “Party” and jointly, the “Parties”).

Whereas:
on March 14, 2013 the Borrower entered into a credit agreement with the Lenders, inclusive of its appendices and attachments, as amended and as shall be amended from time to time (the “Credit Agreement”) in and under which, inter alia, the Borrower was provided with the “credit”; and

Whereas:	the Borrower approached the Lenders and requested to draw up various amendments to the Credit Agreement, as set forth below in this Amendment Document; and

Whereas:
in reliance on the correctness of the declarations and representations of the Borrower in the Credit Agreement and in this Amendment Document, as set forth below, and performance of all its undertakings as set forth in the Credit Agreement as amended in this Amendment Document, the Lenders accepted the Borrower’s request, all subject and pursuant to the terms and conditions of the Credit Agreement and this Amendment Document.

Now therefore the Parties hereto agree as follows:

1.	General

1.1
The preamble to this Amendment Document constitutes an integral part hereof. All terms mentioned heretofore and hereinafter in this Amendment Document shall have the meaning given to them in the Credit Agreement, unless explicitly stated otherwise.

1.2	For the avoidance of doubt, it is agreed that this Amendment Document constitutes part of the Credit Documents, as defined in section 2 of the Credit Agreement.

1.3
In addition to any declaration, representation or undertaking of the Borrower in the “Credit Documents” (as this term is defined in the Credit Agreement) or in any other agreement or document delivered or to be delivered to the Lenders in connection with the credit or in connection with the securities, and without prejudicing or derogating from any of the foregoing (except as required from this Amendment Document), the Borrower declares, confirms and undertakes to the Lenders and office holders as follows:

1.3.1	the Borrower fully and accurately performed and is continuing to perform all the provisions of the Credit Agreement;

1.3.2
all the Borrower’s representations set forth in the Credit Agreement (with the exception of those set forth in sections 15.1.2, 15.1.3(a), 15.1.5, 15.1.6, 15.1.10, 15.1.11, 15.1.12 and 15.1.16 and also with the exception of the representation in section 15.1.1 only with respect to the representation that the Borrower’s shares are listed for trading on the Tel Aviv Stock Exchange Ltd.) remain in effect and are true and complete as of the date of signature of this Amendment Document;

1.3.3
(a) the Borrower obtained all the decisions, agreements, authorizations, permits and approvals required under its documents of incorporation, under the provisions of any law and at the instruction of any authority whatsoever in connection with making this Amendment Document or in connection with the Credit Agreement and its appendices; (b) there is no need to adopt decisions or provide any additional consents or approvals; (c) all measures and acts required were taken to lawfully approve its entering into this Amendment Document; (d) all the Borrower’s undertakings under, within or in connection with this Amendment Document or the Credit Agreement or the other Credit Documents are lawful, in existence, valid, binding and enforceable against it according to their terms.

2.	Extension of Final Repayment Date

2.1
Commencing on the date of signature of this Amendment Document, section 2 of the Credit Agreement shall be amended so that the existing definition “Final Repayment Date” therein shall be deleted and the following shall be inserted in its place:

““Final Repayment Date”	means June 30, 2023”.

3.	Increasing the Loans Limits and Decreasing the Bank Guarantees Limit

3.1	Without derogating from the provisions of sections 18.8 and 18.9 of the Credit Agreement, commencing on the date of signature of this Amendment Document:

(a)
The loans limits amount set forth in Appendix 1 of the Credit Agreement shall be amended so that the total loans limits allocated by all the Lenders jointly shall increase and reach the sum of USD 62,200,000 (Sixty Two Million Two Hundred Thousand), and the portion of each of the Lenders in the loans limits shall be as set forth in Appendix 1 of the Credit Agreement (as shall be amended in this Amendment Document).

(b)
The bank guarantees limits amount set forth in Appendix 1 of the Credit Agreement shall be amended so that the total bank guarantees limits to be allocated by all the Lenders jointly shall be reduced to the sum of USD 57,800,000 (Fifty Seven Million Eight Hundred Thousand), as follows, and the portion of each of the Lenders in the bank guarantees limits shall be as set forth in Appendix 1 of the Credit Agreement (as shall be amended in this Amendment Document).

(c)
If, following the reduction in the bank guarantees limits as stated in subsection (b) above, the amount of the utilized bank guarantees limit allocated by a specific Lender (“Utilization Amount”) was greater than the bank guarantees limit amount allocated by the Lender in question (the “Limit Amount”) – the difference between the Utilization Amount and the Limit Amount shall be deemed the amount utilized from the loans limit allocated by the Lender in question and not as the amount utilized from the bank guarantees limit.

For example only: if, before the amendment under this Amendment Document, the loans limit amount allocated by a Lender was NIS 50 million, from which NIS 40 million was utilized, whereas the bank guarantees limit  that was allocated by the Lender in question was NIS 30 million, from which NIS 25 was utilized, and following the amendment under this Amendment Document the loans limit amount increased to NIS 60 million and the bank guarantees limit amount was reduced to NIS 20 million, then the Utilization Amount of the guarantees limit shall be NIS 20 million and the Utilization Amount of the loans limit shall be NIS 45 million.

3.2
Commencing on the date of signature of this Amendment Document, Appendix 1 of the Credit Agreement shall be replaced by the Appendix 1 attached to this Amendment Document, according to the amendments set forth in section 3.1 above.

3.3
Commencing on the date of signature of this Amendment Document, section 16.28.5 of the Credit Agreement shall be amended so that Appendix 16.28.5 of the Credit Agreement shall be replaced by the Appendix 16.28.5 attached to this Amendment Document.

3.4
The Borrower undertakes that commencing on the date of signature of this Amendment Document, at least once every quarter, the amount utilized by the Borrower from the loans limit in relation to each Lender, shall not exceed the loans Limit Amount allotted by the Lender in question, according to the portion of each Lender in the loans limit, as set forth in Appendix 1 of the Credit Agreement in the version in effect immediately prior to the entry into effect of this Amendment document (this version of Appendix 1 is attached herewith as Appendix 3.4 of this Document).

4.	Customer Portfolio Insurance

4.1	The Credit Agreement shall be amended so that after section 16.30 of the Credit Agreement, the following sections shall be inserted:

“16A.30   that the Borrower entered and/or shall enter into an agreement with insurance companies under insurance arrangements in favor of the Borrower, that were intended to insure the Borrower’s customer portfolio and guarantee payment of compensation to the Borrower in the event the customer fails to fulfill its obligations to the Borrower pursuant to the agreement between the customer and the Borrower and that within the scope of these insurance arrangements in circumstances in which it is determined according to the conditions determined in the insurance arrangement that the Borrower is entitled to compensation from the customer, the insurance company shall compensate the Borrower and it may recourse to the relevant customer and obligate it to payment of the amounts paid by the insurance company.

16B.30  The Borrower undertakes to furnish the Lenders, upon the end of each calendar quarter, with a certificate signed by the CFO of the Borrower approving the existence of the insurance arrangements as stated in section 16A.30 above.”

5.	Payments

5.1
The Borrower undertakes to pay: (a) Bank Hapoalim, in its position as Credit Manager, and also (b) each Lender, via the Credit Manager, a special one-time agreed payment in connection with the amendment of the Credit Agreement, all as set forth in the cover letter to be signed concurrently with the signature of this Amendment Document by the Borrower.

5.2	Any payment as set forth above shall be deemed final and absolute, and shall not be returned to the Borrower for any reason whatsoever.

6.	Miscellaneous

6.1
Unless explicitly determined otherwise in this Amendment Document, the conditions and undertakings set forth in this Amendment Document do not derogate or prejudice or alter any other undertaking of the Borrower to the Lenders or the validity of any security whatsoever provided in favor of the Security Trustee for the Lenders according to and under the Credit Agreement or the other Credit Documents or any other document or agreement delivered or to be delivered to the Lenders or any office holder in connection with the credit, and they shall continue to remain in full and binding effect, including any provisions relating to the rights of the Lenders to make the credit immediately payable, all pursuant and subject to the terms and conditions of the Credit Documents.

6.2
This Amendment Document, unless explicitly stated herein otherwise, is in addition to and shall not derogate from, alter or prejudice the provisions of the Credit Agreement and the Amendment Documents, and except as explicitly stated in this Amendment Document, all rights of the Lenders and the Borrower under the Credit Agreement, the Amendment Documents and under the provisions of any law, are saved absolutely.

6.3	This Amendment Document may be signed by the Parties to it in one copy or several separate copies by any of the Parties, which shall jointly constitute one document.

[signature page follows]

In witness whereof, the Parties hereto affix their signature:
__________________________ Ceragon Networks Ltd.	___________________________ Bank Hapoalim Ltd. (as Lender, in its position as Credit Manager and in its position as Security Trustee)
___________________________________ First International Bank of Israel Ltd. (as Lender)
________________________ HSBC Bank PLC (as Lender)
___________________________ Bank Leumi Le-Israel B.M. (as Lender)

Attorney certification

I, the undersigned, __________, Adv., serving as legal advisor to Ceragon Networks Ltd. (the “Borrower”), hereby certify that this Amendment Document was duly signed by the Borrower, by means of _________, I.D. no. _______ and __________, I.D. no. ________, according to a resolution of the Borrower which was duly adopted, and in accordance with the Borrower’s updated documents of incorporation. Likewise, I hereby certify that this agreement was signed by those persons with authority to bind the Borrower, whose signature on this agreement binds the Borrower for all intents and purposes.

__________________________ Date	________________________ Attorney signature and stamp

Version for signature	Appendix 1 of Credit Agreement (Amendment Document No. 15)

List of Lenders and Details of Credit Commitments and Permitted Risk Limits of each Lender

1.	Each of the terms in this Appendix shall have the meaning ascribed to them in the Credit Agreement.
2.	The list of lenders is as set forth in this Appendix.

		Loans Limit Amount Allocated by Lender	Bank Guarantees Limit Amount Allocated by Lender	Permitted Risk Limit Amount
1.	Bank Hapoalim Ltd.
Name: Ms. Yael Nasatzky

Address: Business Division in the Business Department, Head Office, Bank Hapoalim Ltd., 23 Menachem Begin Road, Tel Aviv-Jaffa

Telephone: 03-5674300; fax: 03-6014926
email:
yael.nasatsky-shapiro@poalim.co.il
		USD 31,100,000 (Thirty-One Million One Hundred Thousand)	USD 34,900,000 (Thirty-Four Million Nine Hundred Thousand)	USD 5,427,586 (Five Million Four Hundred Twenty-Seven Thousand Five Hundred Eighty-Six)
2.	Bank Leumi Le-Israel B.M.
Name: Mr. Danny Shapira

Address: Hi-Tech Division, Business Department, Bank Leumi, 34 Yehuda Halevy Street, Tel Aviv-Jaffa 65136

Telephone: 076-885-9184; fax: 077-8959184

email: Danny.Shapira@BankLeumi.co.il
		USD 12,300,000 (Twelve Million Three Hundred Thousand)	USD 11,900,000 (Eleven Million Nine Hundred Thousand)	USD 1,000,000 (One Million)

3.	First International Bank of Israel Ltd.
Name: Ms. Naama Magid

Telephone: 03-5196239; fax: 03-5196944

email: magid.n@fibi.co.il

Name: Hezi Cupryk

Telephone: 03-619599; fax: 03-5196944

email: Cupryk.H@fibi.co.il

Address: Energy, Chemical and Technology Sector, in the Business Department, The First International Bank of Israel Ltd., 42 Rothschild Street, Tel Aviv-Jaffa
			USD 10,000,000 (Ten Million)	USD 7,000,000 (Seven Million)	USD 3,982,759 (Three Million Nine Hundred Eighty-Two Thousand Seven Hundred Fifty-Nine)
4.	HSBC BANK PLC (Tel Aviv Branch)	Name: Ms. Rina Klier Address: 2 Jabotinsky Street, Ramat Gan, Amot Atrium Building, 30th floor, 5250501 Telephone: 03-7101244; fax: 03-7101144 email: rinaklier@hsbc.com	USD 8,800,000 (Eight Million Eight Hundred Thousand)	USD 4,000,000 (Four Million)	USD 400,000 (Four Hundred Thousand)
Total			USD 62,200,000 (Sixty-Two Million Two Hundred Thousand)	USD 57,800,000 (Fifty-Seven Million Eight Hundred Thousand)	USD 10,810,345 (Ten Million Eight Hundred Ten Thousand Three Hundred Forty-Five)

Version for signature	Appendix 16.28.5 of Credit Agreement (Amendment Document No. 15)

Periodic Report in Relation to Utilization of Loans Limits and Bank Guarantees Limits

1.	Each of the terms in this Appendix shall have the meaning ascribed to them in the Credit Agreement.
2.	The utilization amounts set forth in this Appendix 16.28.5 below are correct as of the __ day of ________, _________ (in relation to calendar quarter no. ____ for the year __________).

	Loans Limit Amount	Amount Utilized by the Borrower from the Loans Limit[1]	Bank Guarantees Limit	Amount Utilized by the Borrower from the Bank Guarantees Limit
Total	USD 62,200,000 (Sixty-Two Million Two Hundred Thousand)	USD ____________ (______________)	USD 57,800,000 (Fifty-Seven Million Eight Hundred Thousand)	USD ____________ (______________)

1    The utilization amount from the loans limit, including also the credit cards limits amount provided by the Lenders (whether or not the credit cards limits were utilized wholly or partially).